[DESCRIPTION] Plan of Merger between HAI Enterprises and Wrapsters

                              PLAN OF MERGER
                             BETWEEN AND AMONG
                              WRAPSTER'S, L.C.
                                   AND
                           HAI ENTERPRISES, INC.

     THIS PLAN OF MERGER, dated this 19th day of February, 1998, pursuant to
Section 7-90-203 of the Colorado Corporations and Associations Act (hereinafter referred to as the "Act"), are entered into by and between the entities named in Section 2 below, which are referred to herein collectively as the Constituent Entities.

     1. AGREEMENT TO MERGE. The Constituent Entities hereby agree to merge, and the terms and conditions of said merger, the method of carrying the same into effect and the manner and basis of converting or exchanging the ownership interests of the owners consisting of membership interests of the members of Wrapster's, L.C., a Florida limited liability company, and shares of no par common stock of HAI Enterprises, Inc., into different ownership interests or other consideration, and the manner of dealing with the ownership interests of the Constituent Entities not to be so converted or exchanged, are and shall be as set forth herein.

     2. PARTIES. The parties to this Plan of Merger are Wrapster's, L.C., a Florida limited liability company (hereinafter referred to as "Wrapsters"), and HAI Enterprises, Inc., a corporation organized under the laws of the State of Colorado (hereinafter referred to as "HAI").

     3. SURVIVING ENTITY. HAI shall be the surviving entity and shall remain organized under the laws of the State of Colorado following the merger (hereinafter sometimes referred to as "Successor").

     4. NAME OF SURVIVING ENTITY. The name of the surviving entity, HAI Enterprises, Inc. shall be changed to "Wrapsters, Inc."

     5. PRINCIPAL OFFICES. The principal office of HAI in the State of Colorado is 26 West Dry Creek Circle, Suite 600, Littleton, Colorado 80120. The principal office of Wrapsters in the State of Florida is 10764 Maple Chase Drive, Boca Raton, Florida 33498. The street address of the Successor following the merger is 26 West Dry Creek Circle, Suite 600, Littleton, Colorado 80120.

     6. MANNER AND BASIS OF CONVERSION OF LIMITED LIABILITY MEMBERSHIP INTERESTS. The manner and basis of converting or exchanging the shares of no par common stock of HAI (hereinafter "HAI Common Stock") with the membership interests of the members of Wrapsters or other consideration and the treatment of any membership interests of Wrapsters not to be so converted or exchanged on the Effective Date shall be as follows:

          (a) Each membership interest of Wrapsters, if any, which remains unissued on the Effective Date of this merger shall be canceled.

          (b) Each share of HAI Common Stock which is issued and outstanding on the Effective Date of this merger shall remain issued and outstanding as one share of HAI Common Stock.

     8. MODIFICATIONS TO THIS PLAN. The Constituent Entities, by mutual consent of their respective management groups, the managers of Wrapsters and the board of directors of HAI, may amend, modify and supplement this Plan of Merger in such manner as may be agreed upon by them in writing at any tine before or after approval or adoption thereof by the members of Wrapsters or the stockholders of HAI or all of them; provided, however, that no such amendment, modification or supplement shall affect the rights of members or stockholders of any of the Constituent Entities in a manner which is materially adverse to such members or stockholders in the judgment of their respective management groups.

     9. CONTINGENCY. The merger provided for by this Plan of Merger shall be subject to Santa Cruz Squeeze, Inc., a Texas corporation, purchasing 3,800,000 shares of Common Stock of HAI and 113,500 shares of Series B Redeemable Convertible Preferred Stock of HAI for an aggregate of $1,000,000 on the Effective Date as defined below.

     10. EFFECTIVE DATE. The Merger provided for by this Plan of Merger shall become effective, and the separate existence of Wrapsters, except insofar as continued by statute, shall cease on the date (the "Effective Date") that a Statement of Merger, duly advised, approved, signed, and delivered by Wrapsters and Successor as required by the laws of the State of Colorado, is filed for record with the Secretary of State.

     IN WITNESS WHEREOF, Wrapsters and HAI, the Constituent Entities to the merger, have caused this Plan of Merger to be signed in their respective entity names and on their behalf by the persons authorized to sign on behalf of such Constituent Entities by their respective Constituent Operating Documents as of the 19th day of February, 1998.

                                   WRAPSTER'S, L.C.

                                   By: Thomas E. Metzger
                                   Thomas e. Metzger, Manager

                                   HAI ENTERPRISES INC.

                                   By: Earnest Mathis
                                   Earnest Mathis, President